Exhibit 21

Nucor Corporation

2013 Form 10-K

Subsidiaries

Subsidiary	State/Jurisdiction of Incorporation

Nucor Steel Auburn, Inc.	Delaware
Nucor Steel Birmingham, Inc.	Delaware
Nucor Steel Decatur, LLC.	Delaware
Nucor Steel Jackson, Inc.	Delaware
Nucor Steel Kankakee, Inc.	Delaware
Nucor Steel Kingman, LLC	Delaware
Nucor Steel Marion, Inc.	Delaware
Nucor Steel Memphis, Inc.	Delaware
Nucor Steel Seattle, Inc.	Delaware
Nucor Steel Tuscaloosa, Inc	Delaware
Nucor Steel Connecticut Inc.	Delaware
Nucor-Yamato Steel Company	Delaware
Nu-Iron Unlimited	Trinidad
Nucor Castrip Arkansas LLC	Delaware
Harris Steel Inc.	Delaware
Harris U.S. Holdings Inc	Delaware
Harris Steel ULC	Canada
Magnatrax Corporation	Delaware
The David J. Joseph Company	Delaware
Ambassador Steel Corporation	Indiana
Nucor Energy Holdings Inc	Delaware
Skyline Steel LLC	Delaware
Nucor Steel Louisiana LLC	Delaware